Exhibit 99.4
STRICTLY CONFIDENTIAL
DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES SECOND QUARTER 2005 RESULTS
Kingston, PA — August 15, 2005 — Diamond Triumph Auto Glass, Inc. announced today that net sales for the six months ended June 30, 2005 increased $2.1 million, or 1.9%, to $112.4 million as compared to $110.3 million for the six months ended June 30, 2004. Net sales for the second quarter ended June 30, 2005 increased $2.0 million, or 3.5%, to $58.9 million as compared to $56.9 million for the second quarter of 2004. Net income for the six months ended June 30, 2005 increased by $5.0 million to $5.4 million from $0.4 million of net income for the six months ended June 30, 2004. Net income for the second quarter ended June 30, 2005 increased by $4.3 million to $4.7 million as compared to $0.4 million for the second quarter of 2004. EBITDA for the six months ended June 30, 2005 increased by $1.3 million to $8.8 million from $7.5 million for the six months ended June 30, 2004. EBITDA for the second quarter of 2005 increased by $0.2 million to $5.4 million from $5.2 million for the second quarter of 2004.
Diamond Triumph Auto Glass, Inc.
($ in Millions)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net Sales	$112.4	$110.3	$58.9	$56.9
Operating Expenses	104.7	103.9	54.0	52.2

Income From Operations	$7.7	$6.4	$4.9	$4.7

Net Income	$5.4	$0.4	$4.7	$0.4

EBITDA(1)	$8.8	$7.5	$5.4	$5.2

Total Long-Term Debt	$74.5	$80.0	$74.5	$80.0

Norm Harris, Diamond Triumph’s Chief Executive Officer, had the following comments regarding the Company. “Despite increased sales during the second quarter of 2005 as compared to 2004, the Company's earnings from operations were relatively flat due to certain rising costs. As a company, we must continue to seek opportunities to leverage costs throughout the organization and capitalize on opportunities to become more efficient in all facets of our business.”

Douglas Boyle, Diamond Triumph’s Chief Financial Officer added, “Our increased sales and positive cash flow enabled us to further reduce our long-term debt during the second quarter. We will continue to seek opportunities to broaden our revenue base in order to strengthen our cash flow which will allow us to further de-lever the Company.”
Diamond Triumph Auto Glass, Inc., headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 240 company owned automotive glass service centers, approximately 1,000 mobile installation vehicles and five distribution centers in 44 states. For more information about Diamond Triumph, visit the website at www.diamondtriumph.com.

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a measurement of Diamond Triumph’s performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of Diamond Triumph’s financial performance under GAAP and should not be considered an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of its liquidity.

Diamond Triumph presents EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA when reporting their results.

Diamond Triumph believes issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. Diamond Triumph believes EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

Diamond Triumph also uses EBITDA for the following purposes: (i) its executives’ compensation plans base incentive compensation payments on its EBITDA performance measured against budgets; and (ii) its credit agreement and its indenture for its Notes use EBITDA to measure Diamond Triumph’s compliance with covenants such as additional debt incurrence. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of Diamond Triumph’s results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect Diamond Triumph’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, Diamond Triumph’s working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on Diamond Triumph’s debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in Diamond Triumph’s industry may calculate EBITDA differently than Diamond Triumph does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Diamond Triumph to invest in the growth of its business. Diamond Triumph compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

Reconciliation of EBITDA to net income follows for the periods indicated:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(dollars in millions)		(dollars in millions)
Net income (loss)	$5.4	$0.5	$4.7	$0.4
Interest expense	2.3	4.1	0.2	2.1
Depreciation and amortization	1.1	1.1	0.5	0.5
Provision (Benefit) for income taxes	—	1.8	—	2.2

EBITDA	$8.8	$7.5	$5.4	$5.2

Contacts:	Douglas M. Boyle, Chief Financial Officer (570) 287-9915 Ext. 3150